Exhibit 99.1

NYSE: MGG

Date:	Nov. 6, 2007

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

MGG Announces Increased Quarterly Financial Results

TULSA, Okla. – Magellan Midstream Holdings, L.P. (NYSE: MGG) today reported third-quarter 2007 operating profit of $67.5 million compared to $40.2 million for third quarter 2006. Net income was $14.1 million during third quarter 2007 versus $0.9 million in third quarter 2006.

MGG owns the general partner interest and incentive distribution rights of Magellan Midstream Partners, L.P. (NYSE: MMP) and reports its financial results on a consolidated basis with the financial results of MMP. The partnership currently has no separate operating activities apart from those conducted by MMP, and its distributable cash flow is derived from cash distributions received from MMP.

Related to third quarter 2007, MGG will receive distributions of $18.9 million from its ownership interest in MMP, almost all of which is available for distribution to MGG unitholders.

“MMP’s solid quarterly financial results and higher cash distributions allowed us to again increase substantially the cash distribution to MGG unitholders. Distributions to MGG unitholders have increased 18% so far this year,” said Don Wellendorf, chief executive officer.

Operating profit increased between quarters primarily due to MMP’s higher pipeline rates, favorable commodity margins, lower pipeline operating expenses and additional profits from expansion projects.

Non-controlling owners’ interest in income of consolidated subsidiaries, which represents limited partner interests in MMP that MGG does not own, increased between quarters due to higher net income generated by MMP in third quarter 2007.

Basic and diluted net income per limited partner unit was 26 cents in third quarter 2007 and 1 cent in third quarter 2006.

An analyst call with management regarding third-quarter 2007 financial results and fourth-quarter outlook for the partnership and MMP is scheduled today at 1:30 p.m. Eastern. To participate, dial (800) 289-0741 and provide code 1431090. Investors also may listen to the call via the partnership’s web site at http://www.mgglp.com/investors/calendar.asp.

Audio replays of the conference call will be available from 4:30 p.m. Eastern today through midnight on Nov. 13. To access the replay, dial (888) 203-1112 and provide code 1431090. The replay also will be available at http://www.mgglp.com.

About Magellan Midstream Holdings, L.P.

Magellan Midstream Holdings, L.P. (NYSE: MGG) is a publicly traded partnership formed to own the general partner interest and 100% of the incentive distribution rights in Magellan Midstream Partners, L.P. (NYSE: MMP), which primarily transports, stores and distributes refined petroleum products. More information is available at http://www.mgglp.com.

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Portions of this document may constitute forward-looking statements as defined by federal law. Although management believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in the partnership’s filings with the Securities and Exchange Commission.

MAGELLAN MIDSTREAM HOLDINGS, L.P.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per unit amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2007	2006	2007
Transportation and terminals revenues	$144,956	$154,726	$414,212	$448,415
Product sales revenues	171,762	167,287	493,464	493,852
Affiliate management fee revenue	173	178	518	534

Total revenues	316,891	322,191	908,194	942,801
Costs and expenses:
Operating	71,084	64,275	178,981	184,944
Product purchases	169,741	153,926	458,193	444,494
Depreciation and amortization	19,019	19,751	57,250	58,560
Affiliate general and administrative	17,653	17,784	49,561	54,376

Total costs and expenses	277,497	255,736	743,985	742,374
Equity earnings	814	1,091	2,479	2,960

Operating profit	40,208	67,546	166,688	203,387
Interest expense	13,688	13,220	41,071	41,326
Interest income	(1,004)	(330)	(3,885)	(2,531)
Interest capitalized	(714)	(1,091)	(1,346)	(3,193)
Non-controlling owners’ interest in income of consolidated subsidiaries	26,833	41,806	104,430	122,021
Debt placement fee amortization	490	174	1,467	1,383
Debt prepayment premium	—	—	—	1,984
Other expense	—	29	358	728

Income before income taxes	915	13,738	24,593	41,669
Provision (benefit) for income taxes	—	(375)	—	1,149

Net income	$915	$14,113	$24,593	$40,520

Allocation of net income:
Portion applicable to ownership interests for the period before completion of initial public offering on February 15, 2006	$—	$—	$5,886	$—
Portion applicable to partners’ interest for the period after initial public offering	915	14,113	18,707	40,520

Net income	$915	$14,113	$24,593	$40,520

Allocation of net income (loss) applicable to partners’ interest for the period after initial public offering:
Limited partners’ interest	$884	$15,980	$19,428	$44,263
General partner’s interest	31	(1,867)	(721)	(3,743)

Net income applicable to partners’ interest for the period after initial public offering	$915	$14,113	$18,707	$40,520

Basic and diluted net income per limited partner unit	$0.01	$0.26	$0.31	$0.71

Weighted average number of limited partner units outstanding used for basic and diluted net income per unit calculation	62,647	62,651	62,647	62,651

MAGELLAN MIDSTREAM HOLDINGS, L.P.

ALLOCATION OF NET INCOME

(In thousands, unless otherwise noted)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2007	2006	2007
Net income	$915	$14,113	$24,593	$40,520
Portion of net income applicable to partners’ interest for the period before initial public offering	—	—	5,886	—

Portion of net income applicable to partners’ interest for the period after initial public offering	915	14,113	18,707	40,520
Direct charges to the general partner:
Reimbursable general and administrative costs	(31)	1,869	723	3,749

Income before direct charges to general partner	884	15,982	19,430	44,269
General partner’s share of income	0.0141%	0.0141%	0.0141%	0.0141%

General partner’s allocated share of net income before direct charges	—	2	2	6
Direct charges to general partner	(31)	1,869	723	3,749

Net income (loss) allocated to general partner	$31	$(1,867)	$(721)	$(3,743)

Portion of net income applicable to partners’ interest for the period after initial public offering	$915	$14,113	$18,707	$40,520
Less: net income (loss) allocated to general partner	31	(1,867)	(721)	(3,743)

Net income allocated to limited partners	$884	$15,980	$19,428	$44,263